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                                  EXHIBIT 99

                         CAUTIONARY FACTORS UNDER THE
               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

LaserMaster desires to take advantage of the new "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Contained in this Form 10-Q are statements which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "management believes", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on forward-looking statements. Readers should also be advised that the factors listed below have affected the Company's performance in the past and could affect future performance. Those factors include, but are not limited to, the risk that a product may not ship when expected or may contain technical difficulties; demand for new or existing products; the impact of competitor's advertising, products or pricing; availability of component parts, including sole source parts; manufacturing limitations; availability of sources of financing; economic developments both domestically and internationally; new accounting standards; impact of the initiation, defense and resolution of litigation.

Other factors include the following:

Cash Needs. Although the Company has a credit agreement with a commercial finance company that has been adequate to finance its cash requirements in the past, there can be no assurances that availability under such credit line will be adequate, or that other sources of financing would be available to the Company on favorable terms or at all, if the Company's operations are further affected by declining revenue from existing product lines or introduction difficulties with new product lines, or by market conditions in general.

Product Development and Technological Change. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. Accordingly, the Company believes that its future success will depend upon its ability to enhance its current products, to develop and introduce new products on a timely basis, to respond to evolving customer requirements and to achieve market acceptance. The Company's inability to do so, for technological or other reasons, would have a material adverse effect on the Company's results of operations. The Company is currently undertaking a number of development projects. Although the Company has generally been successful introducing new products, some products have experienced limited market acceptance and the introductions of some products have been delayed several times. There can be no assurance that the Company will be successful with future product introductions, or that future products will achieve market acceptance.

Competition. The computer printer industry is intensely competitive and rapidly changing. Some of the Company's existing competitors, as well as a number of potential new competitors, have larger technical staffs, more established and larger sales and marketing organizations and significantly greater financial resources than the Company. New product introductions and changes in pricing structure by competitors have had and can be expected to continue to have a significant negative impact on the demand for competing products. In particular, the high resolution laser printer market in which the Company's plain-paper typesetters compete has become increasingly competitive as the resolution of commodity laser printers sold for general purpose business printing, such as those manufactured by Hewlett-Packard, has improved. The Company anticipates decreasing demand for its products in this market and decreasing revenue from sale of plain-paper typesetting products. In addition, the manufacturer of the printing engine for the Company's Big Color wide format inkjet printers has introduced its own products in direct competition with the Company's products and has sold its engines

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to other systems integrators and distributors that compete directly with the
Company. Although the Company believes that its Big Color products possess certain advantages over these products, the increased competition has impacted margins and may continue to impact margins in the future. The Company has generally competed in these markets by introducing technologically advanced products that create new market demand. There can be no assurance that the Company will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets.

Dependence on Component Availability and Costs. Certain components used in the Company's current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. The Company has in the past experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules. The Company's inability to obtain sufficient supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments or the need to redesign products to accommodate substitute components, any of which could have a material adverse effect on the Company's operating results. A substantial portion of the total manufacturing cost of the Company's typesetter and Big Color products is represented by certain components, particularly dynamic random access memory chips ("DRAMs"), the prices of which have fluctuated significantly in recent years. Significant increases or decreases in the price or reductions in the availability of DRAMs or other components, could have a material adverse affect on the Company's operating results.

In addition, the Company is dependent upon ENCAD, Inc. for the inkjet engine used in its DisplayMaker Professional product. ENCAD(R) has advised the Company that it intends to cease manufacturing the version of such print engine currently incorporated into the DisplayMaker Professional and the Company is currently negotiating with ENCAD the terms on which it will purchase other print engine(s) manufactured by ENCAD. The Company believes that it will be able to purchase adequate inventory of current and future versions of ENCAD's print engine(s) to meet its requirements for integration into the DisplayMaker product line. Nevertheless, there can be no assurances that ENCAD's new print engine(s) will be available on the same terms as the current print engine or that the Company will be able to successfully integrate it into its product line in the time frame required to minimize competitive sales pressures in the marketplace.

Fluctuations in Quarterly Operating Results. The Company's quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including: the timing of new product announcements; product introductions and price reductions by the Company and its competitors; the availability and cost of key components and materials for the Company's products; and general economic conditions. In addition, the Company's operating results are influenced by the seasonal buying patterns of its customers, which have in the past generally resulted in reduced revenues and earnings during the Company's first fiscal quarter. Further, the Company's customers typically order products on an as-needed basis and virtually all of the Company's sales in any given quarter result from orders received in that quarter. Accordingly, the Company's manufacturing plans and sales staffing and marketing levels are primarily based on sales forecasts. Deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results would be adversely affected.

Dependence on Consumables Revenues. The Company anticipates it will derive an increasing percentage of its revenues and operating income from the sale of ink, paper, film and other consumables to its customers. To the extent purchases of the Company's consumables are reduced because its customers are unsuccessful in marketing their own printing services, or substitute third-party consumables for

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those of the Company, the Company's results of operations would be adversely affected. Further, although the Company's consumables are manufactured specifically to operate with its printing products, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with the Company's printing products. The Company alleges that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although the Company has commenced legal action against such manufacturer for theft of trade secrets, there can be no assurances that other manufacturers will not independently and legitimately develop competing consumable products.

Intellectual Property and Proprietary Rights. The Company's ability to compete effectively will depend, in part, on its ability to maintain the proprietary nature of its technologies through patents, copyrights and trade secrets. Important features of the Company's products are incorporated in proprietary software, some of which is licensed from others and some of which is owned by the Company. The Company attempts to protect its proprietary software with a combination of copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. In addition, there can be no assurance that others will not independently develop or patent products similar or superior to those developed, patented or planned by the Company.

The Company has been granted three United States patents for inventions related to its TurboRes(R) approach to enhancing the vertical resolution of conventional laser printer engines and three United States patents relating to the Company's Big Ink(TM) Delivery System. Additional patent applications are pending relating to the Company's TurboRes, ThermalRes(TM), TurboGray(TM), FastPort(TM), Big Ink Delivery System, oversized A3 printing, high resolution imaging and image enhancement and wide-format printing technologies and techniques. There can be no assurance that patents will issue from any of these pending applications although the ThermalRes process and mechanical aspects of the PressMate engine will receive U.S. patent coverage during May 1996. With regard to current patents or patents that may issue, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged or invalidated. Applications to patent the basic TurboRes, ThermalRes and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States. There can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into royalty arrangements or result in costly litigation.

Litigation and Litigation Costs. The Company and three of its officers are currently subject to various claims relating to a decline in the market price of the Company's common stock in December 1994. The Company is obligated to indemnify its officers for the costs of their defense and to advance such costs prior to final disposition to the extent that such indemnification is requested and to the extent the Company cannot conclude that such officers did not believe their conduct was in the best interests of the corporation. Further, the Company has instituted action against a competitor in the printing ink business for patent infringement, theft of trade secrets and other causes of action. In response, such competitor has advertised its allegation that the Company's consumables sales practices are in violation of trade and antitrust laws. The Company has learned that these activities have contributed to one customer's decision to complain that LaserMaster's practices related to sales of proprietary ink and its ColorMark color management system violates U.S. antitrust laws. The Company intends to vigorously contest the action against itself and its officers in the stock-price litigation, and to prosecute the action against its competitor in the patent infringement litigation. The costs of defense of litigation and prosecution of claims may have an adverse impact on its operations

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during the pendency of any such litigation. Although the Company does not believe any of its practices violate applicable trade laws, additional actions that might be instituted in response to the published allegations of its competitor or based on other claims could further affect the Company's operations and cash position. In addition, the Company is engaged in discussions with the trading partner and its Japanese supplier of laser marking engines regarding availability and quality consistency of spare parts, process units and other consumables supplied by the manufacturer. The Company believes that a continued supply of these components is important to the installed base of Unity{TM} plain-paper typesetting customers. Failure to reach an agreement with the trading partner and/or the engine supplier could result in costly litigation.

International Operations. The Company expects that international revenues will continue to represent a substantial portion of its total revenues. International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, unexpected changes in regulatory requirements and tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual property protection. From time to time the Company has engaged in limited foreign currency hedging transactions. There can be no assurance that the Company will be successful if it engages in such practices to a significant degree in the future.

Dependence on Key Personnel. The Company's success depends to a significant extent upon certain key personnel, including Mr. Masters, its Chief Executive Officer and President, and Mr. Lukis, its Chief Technical Officer. The loss of either of these individuals, or other key management or technical personnel, could adversely affect the Company's business. The Company maintains key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, the Company has certain non-compete and continuation contracts with key personnel, which are currently under review by the Company's Board of Directors in an effort to recruit and maintain key personnel.

Volatility of Stock Price. The trading price of the Company's Common Stock is subject to wide fluctuations in response to variations in operating results, announcements of new products or technological innovations by the Company or its competitors and general conditions in the industry. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may adversely affect the market price of the Company's Common Stock.

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